UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14A-12

SIERRA BANCORP

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2025

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held in person at Bank of the Sierra’s Sitec Annex Building at 61 North Second Street, Porterville, California 93257, at 9:00 a.m. on Wednesday, May 21, 2025. There will be no online participation in the meeting offered during 2025.

At the annual meeting, you will be asked to consider and vote on the following matters:

1.	Election of Directors. To elect the following five (5) persons listed below as Class II directors to serve until their successors are elected and qualified:
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Class II
Albert L. Berra		Julie G. Castle
Vonn R. Christenson		Laurence S. Dutto
Ermina Karim

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for 2025.
3.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
4.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of the above nominees, and “FOR” Proposals 2 through 3.

Important Notice Regarding the Availability of Proxy Materials: On or about April 8, 2025, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials, or the Notice, containing instructions for how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. As described in the Notice, the Proxy Statement and 2024 Annual Report can be accessed by visiting www.ProxyVote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares electronically at the Annual Meeting, by internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2024 Annual Report and vote your shares by mail using a proxy card.

Only shareholders of record at the close of business on March 24, 2025, are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the Annual Meeting or not, please sign, date, and return the enclosed proxy card in the postage paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important, and we appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting. If you hold your shares in certificate or registered book entry form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. If you hold your shares in certificate or registered book entry form, please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the Annual Meeting.

DATED: April 8, 2025	By Order of the Board of Directors

Alexandra Blazar
Secretary

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2025

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held in person at Bank of the Sierra’s Sitec Annex Building at 61 North Second Street, Porterville, California, at 9:00 a.m. on Wednesday, May 21, 2025, and at any and all adjournments thereof.

We first made this Proxy Statement and accompanying Notice available to shareholders on approximately April 8, 2025.

The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect the following five (5) persons listed below as Class II directors to serve until their successors are elected and qualified:
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Class II
Albert L. Berra		Julie G. Castle
Vonn R. Christenson		Laurence S. Dutto
Ermina Karim

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for 2025.
3.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
4.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Notice of Internet Availability of Proxy Materials

In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, primarily via the Internet. Accordingly, on or about April 8, 2025, we mailed to our shareholders a “Notice Regarding the Availability of Proxy Materials," or the Notice, that contains instructions on how to access our proxy materials on the internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and the 2024 Annual Report. Shareholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual shareholder meetings and to reduce our costs.

Revocability of Proxies

A Proxy for use at the Meeting is provided with this Proxy Statement. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate or registered book entry form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of the nominees for directors set forth herein, “FOR” Proposals 2 and 3, and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mail, but our officers, directors and regular employees may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES

There were 13,829,551 shares of the Company’s common stock issued and outstanding on March 24, 2025, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of five Class II directors to serve until the 2027 Annual Meeting of Shareholders, requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the five nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants and the advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall not be fewer than seven nor more than thirteen until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eleven.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following Class II directors for an additional term of two years to serve until 2027 and their successors are elected and have qualified:

Albert L. Berra	Julie G. Castle
Vonn R. Christenson	Laurence S. Dutto
Ermina Karim

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. See “VOTING SECURITIES” above. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Board of Directors’ Recommendation

Your Board of Directors unanimously recommends a vote “FOR”

each of the nominees listed in this proxy statement.

The following table sets forth information as of March 24, 2025, with respect to (i) each of the persons nominated by the Board of Directors for election as directors, all of whom are also current directors of the Company, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

				Common Stock Beneficially Owned on March 24, 2025
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age	Term to Expire/ Director Since	Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	85	2026/ 2000 (1977)[6]	447,569	[7]	20,000	3.38%
Albert L. Berra[8] Director	Rancher/Retired Orthodontist[9] (Owner, Berra Farms)	84	2025/ 2000 (1977)[6]	274,370	[10]	25,000	2.16%
Vonn R. Christenson Director	Partner, Christenson Law Firm	45	2025/ 2016	10,169	[11]	20,000	0.22%
Laurence S. Dutto[8] Director	Retired (formerly Provost, College of the Sequoias)	77	2025/ 2016	15,064	[12]	20,000	0.25%
Michele M. Gil Director	Managing Partner and Major Equity Owner Chrisman and Company Executive Search Firm	52	2026/ 2022	9,750	[13]	—	0.07%
James C. Holly Vice Chairman of the Board	Retired Banker (formerly Chief Executive Officer, Bank of the Sierra and Sierra Bancorp)[14]	84	2026/ 2000 (1977)[6]	353,064	[15]	25,000	2.73%
Ermina Karim Director	Vice President of Lending Guaranteed Rate Consultant CEO San Luis Obispo Chamber of Commerce	51	2025/ 2022	5,257	[16]	—	0.04%
Kevin J. McPhaill President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp	52	2026/ 2015	87,378	[17]	20,000	0.78%
Lynda B. Scearcy Director	Retired Tax Professional[18]	79	2026/ 2007	43,977	[19]	25,000	0.50%
Susan M. Abundis Director	Retired Chief Operating Officer, California Health Sciences University Retired Banker, Bank of the West[20]	70	2026/ 2020	8,758	[21]	—	0.06%
Julie G. Castle Director	Retired Banker, Rabobank N.A.[22]	63	2025/ 2020	10,518	[23]	—	0.08%
Christopher G. Treece Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp[24]	56	n/a	38,831	[25]	20,000	0.43%
Hugh F. Boyle Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp[26]	65	n/a	33,296	[27]	—	0.24%
Michael W. Olague Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp	69	n/a	39,580	[28]	5,593	0.33%
Natalia Coen Executive Vice President and Chief Risk Officer	Executive Vice President and Chief Risk Officer, Bank of the Sierra and Sierra Bancorp[29]	57	n/a	24,477	[30]	—	0.18%
Cindy Dabney Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer Bank of the Sierra and Sierra Bancorp[31]	66	n/a	8,060	[32]	4,000	0.09%
Matthew Dusi Senior Vice President Head of Commercial Banking	Senior Vice President Head of Commercial Banking, Bank of the Sierra[33]	49	n/a	8,767	[34]	-	0.06%
Directors and Executive Officers as a Group (17 persons)				1,418,885		184,593	11.59%
1	All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.
2	None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated in the notes.
3	Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and dispositive power.

4	Represents option shares which are vested or will vest within 60 days of March 24, 2025, pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “– Compensation of Directors.”
5	This percentage is based on the total number of shares of the Company's common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of March 24, 2025 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”
6	Year first elected or appointed a director of Bank of the Sierra (if different).
7	Includes 1,261 shares of restricted stock subject to time-based vesting conditions; 18,115 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no dispositive power.
8	Dr. Berra and Dr. Dutto are first cousins.
9	Dr. Berra owned and operated Albert L. Berra, DDS, an orthodontic practice in Porterville, until he retired and sold his practice in 2014.
10	Includes 1,261 shares of restricted stock subject to time-based vesting conditions; 80,704 shares held by Berra Investments, a limited partnership in which Dr. Berra is general partner; 22,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee, as to all of which shares he has sole voting and dispositive power; and 19,093 shares held in the estate of Linda Berra, spouse, as separate property.
11	Includes 1,261 shares of restricted stock subject to time-based vesting conditions; and 286 shares owned by his spouse.
12	Includes 1,261 shares of restricted stock subject to time-based vesting conditions and 500 shares owned by his spouse.
13	Includes 1,261 shares of restricted stock subject to time-based vesting conditions and 2,000 shares held by Chrisman and Associates, LLC, of which Ms. Gil is Managing Partner and Majority Owner.
14	Mr. Holly served as President and Chief Executive Officer of the Bank and the Company from their inceptions in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities from January 1, 2014, until he retired on March 31, 2015. He was appointed Vice Chairman of the Board effective April 1, 2015.
15	Includes 1,261 shares of restricted stock subject to time-based vesting conditions and 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power.
16	Includes 1,261 shares of restricted stock subject to time-based vesting conditions.
17	Includes 21,040 shares of restricted stock subject to time-based vesting conditions and 26,736 shares of restricted stock subject to performance-based vesting conditions.
18	Ms. Scearcy retired as a tax professional/CPA at McKinley Scearcy Associates, an H&R Block Company, in September 2017.
19	Includes 1,261 shares of restricted stock subject to time-based vesting conditions and 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.
20	Ms. Abundis most recently served as Chief Operating Officer at California Health Sciences University in Clovis.
21	Includes 1,261 shares of restricted stock subject to time-based vesting conditions.
22	Ms. Castle retired as President & Chief Banking Officer at Rabobank N.A in 2019.
23	Includes 1,261 shares of restricted stock subject to time-based vesting conditions.
24	Mr. Treece was appointed Executive Vice President and Chief Financial Officer of the Bank and the Company effective January 1, 2020.
25	Includes 12,876 shares of restricted stock subject to time-based vesting conditions and 13,721 shares of restricted stock subject to performance-based vesting conditions.
26	Mr. Boyle joined the Company on December 14, 2020, and was appointed Executive Vice President and Chief Credit Officer of the Bank and the Company as of that date. Prior to joining the Bank and the Company, Mr. Boyle served as Chief Credit Officer and Chief Risk Officer for Banc of California in Santa Ana from 2013 to 2019.
27	Includes 11,221 shares of restricted stock subject to time-based vesting conditions and 12,651 shares of restricted stock subject to performance-based vesting conditions.
28	Includes 11,812 shares of restricted stock subject to time-based vesting conditions and 14,785 shares of restricted stock subject to performance-based vesting conditions.

29	Ms. Coen was appointed Executive Vice President and Chief Risk Officer of the Bank and the Company effective September 20, 2023. Previously, she served as Chief Risk and Chief Compliance Officer at Gateway First Bank in Jenks Oklahoma from 2022 to 2023 and as Chief Compliance Officer at Gateway First Bank since 2019.
30	Includes 20,805 shares of restricted stock subject to time-based vesting conditions and 1,281 shares of restricted stock subject to performance-based vesting conditions.
31	Ms. Dabney was appointed Senior Vice President and Chief Accounting Officer of the Bank and the Company effective January 1, 2020. She joined the Bank in June 1998.
32	Includes 1,047 shares of restricted stock subject to time-based vesting conditions.
33	Mr. Dusi was appointed Head of Commercial Banking of the Bank and the Company effective February 15, 2024. He previously served as Market President – Agricultural Lending for the Bank and Company from November 2021 through February of 2024. Prior to joining Bank of the Sierra, he served as Senior Vice President/Sector Manager for Wells Fargo in their Ag Industries Group from April of 2016 to November of 2021.
34	Includes 4,652 shares of restricted stock subject to time-based vesting conditions.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics and Conduct which applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and Conduct requires that our directors, officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics and Conduct, directors, officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics and Conduct may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics and conduct on this website.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The Board has determined that all of its directors, and director nominees, other than the Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements. Mr. Holly is independent as that term is defined by Nasdaq rules; however, he is a former executive officer of the Company and has not been appointed to the Audit, Nominating and Governance, or Compensation Committees.

Executive Sessions. The directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2024, our Board of Directors held a total of eight meetings. Each incumbent director who served as a director during 2024 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2024.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the Annual Meeting of Shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s Annual Meeting of Shareholders. Directors, Lynda B. Scearcy, Susan M. Abundis, Julie G. Castle, Michele M. Gil, and Ermina Karim attended the 2024 Annual Meeting of Shareholders virtually, via WebEx.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers, or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering a possible candidate for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

Board Diversity, Qualifications, and Experience. As currently comprised, the Board of Directors is a diverse group of individuals drawn from various market sectors and industry groups with a presence in the Company’s markets. The board, including nominees, includes five female directors and three directors that are also members of an under-

represented community. The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard.

Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current Board representation provides backgrounds in accounting, banking, farming, legal, manufacturing, and retail. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, legal matters, marketing, retail, and small business operations. What follows is a brief description of the particular experience, attributes, and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Morris A. Tharp is an original proponent of the Bank and has served as Chairman of the Board of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He also serves as Chairman of the Nominating and Governance Committee (“Governance Committee”) and has served on the Audit Committee and Compensation Committee for many years. Mr. Tharp is a native of Porterville and following his schooling, joined his father in the family business of E.M. Tharp, Inc. Over the years, he has purchased the family business and is now sole owner. For many years he has been very involved in community activities. Mr. Tharp was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his leadership qualities and management expertise gained by owning and running his own company, and his involvement in the local community.

Susan M. Abundis joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020. Ms. Abundis serves as the Chairperson of the Board Credit Committee and also serves on the Compensation and Nominating and Governance Committees. Ms. Abundis has 40 years of banking experience and is currently on the Board of Trustees at Community Medical Center, California Health Sciences University, and Tesoro Viejo Conservancy. Most recently, she was Chief Operating Officer at Wellness Clinic at California Health Sciences University in Clovis. Her last banking role was as Managing Director–Division Credit Manager at Bank of the West–BNP, where she started as an Area Manager and Senior Vice President. Abundis also held several jobs at Bank of America culminating in her position as Market President, Area Manager and Senior Vice President. Originally from Chowchilla, she currently resides in Fresno, earned her bachelor’s degree at California State University Fresno (“CSUF”), and a Graduate Degree of Banking at the University of Washington’s Pacific Coast Banking School. Among her many professional awards, Abundis was named Woman of the Year by both Soroptimist of Ventura and Girl Scouts of America–Tres Condados of Ventura County, Common Thread Award – Ag One at CSUF, Women Worth Watching 2014, and the Marjoree Mason Center’s list of Top Ten Women of the Year. In selecting Ms. Abundis to serve as a director, the Board considered her extensive banking industry knowledge and network and her involvement in the local community.

Albert L. Berra has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on numerous committees of the Bank and the Company throughout that time and is currently Chairman of the Compensation Committee and a member of both the Audit and Governance Committees. A native of Porterville, Dr. Berra attended the University of California, Berkeley after high school and went on to St. Louis University to complete his dental and orthodontic training. After service in the U.S. Army, Dr. Berra returned to Porterville to establish his orthodontic practice, which he operated continuously since his return until he retired and sold his practice in 2014. He also runs a farming operation in the area. Dr. Berra is involved in many community activities. Dr. Berra was selected as a nominee because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience operating his own business, his agricultural expertise, and his active involvement in the local community.

Julie G. Castle joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020. Ms. Castle currently serves as the Audit Committee Chairperson and also serves on the Compensation and Nominating and Governance Committees. Ms. Castle’s career has included over 35 years of financial services experience, including 11 years in the roles of President and/or CEO and 10 years of board service for a variety of companies. Most recently, Ms. Castle served as President, Chief Banking Officer, and Board Member for Rabobank, N.A., a $15 billion national bank. In addition to serving on the Rabobank, N.A. board, she was a board member of First Interstate Bank, Zions Trust, N.A., and the Pacific Coast Banking School, as well as a member of various non-profit boards. She has held leadership and executive roles at institutions large and small including Bank of America, First Interstate Bank, Zions Bancorporation, and Cannon Financial Institute. Ms. Castle earned a B.S. degree from UC Davis and a Graduate Degree of Banking at the University

of Washington’s Pacific Coast Banking School. Ms. Castle was selected as a nominee by the Board due to her extensive banking industry knowledge and her strong financial acumen.

Vonn R. Christenson was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016. Mr. Christenson currently serves as the Chairperson of the Finance and Sustainability Committee and also serves on the Compensation and Nominating and Governance Committees. Mr. Christenson graduated from Brigham Young University with honors in 2003 and earned his J.D. at Harvard Law School in 2006. After working for a time as an attorney in Orange County, California, Mr. Christenson joined the Christenson Law Firm in Porterville, California, specializing in business and contract disputes, personal injury, and intellectual property litigation. Mr. Christenson is also the CEO and Co-Founder of Zero Nox, Inc., which provides a platform for clean energy technologies to come to market, specializing in microgrids and electric powertrain solutions for off-highway vehicles. He currently resides in Porterville and is actively involved in the community including with the Porterville Optimist Club, and the Porterville Unified School District Academy of Law, Justice & Ethics Advisory Board. In selecting Mr. Christenson as a nominee, the Board considered Mr. Christenson’s active involvement in the local community, his stellar educational background, and his ability to add a unique legal perspective to Board discussions.

Laurence S. Dutto, Ph.D., was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016. Dr. Dutto currently serves on the Risk, Nominating and Governance and Finance and Sustainability Committees. Dr. Dutto, a resident of Visalia, California, is a retired college administrator with extensive hands-on agricultural experience. His decorated 30-year career at College of the Sequoias in Visalia, California includes service as Provost of the Tulare College Center, Dean of Academic Services, Dean of Technical Education, Agriculture Division Chair, and Faculty Academic Senate President. His prior experience includes 15 years working on his family’s dairy farm, and he currently is in a partnership with his sister growing almonds. In selecting Dr. Dutto as a nominee, the Board considered his management and administrative expertise and his community connections, and his ability to help strengthen the Bank’s ties to the local agricultural community.

Michele M. Gil (Andujo) was elected as a director May 25, 2022. Mrs. Gil currently serves on the Risk and Finance and Sustainability Committees. Mrs. Gil is Managing Partner and majority equity owner with more than 20 years of recruiting and management experience at the Los Angeles-based Chrisman & Company, a national executive search consultancy to financial and related industries. She leads the firm’s board of directors practice as well as searches for senior/executive management positions, including C-level positions, for prominent clients in banking and financial services. Clients include regional and community banks, investment banks, wealth management firms, FinTech’s, credit unions, as well as other sectors in the financial services industry. Mrs. Gil has experience working with bank regulatory agencies (FDIC, OCC, Federal Reserve and DFP&I). She consults with boards of directors and executive teams on issues concerning succession planning, leadership development and human capital strategies. Mrs. Gil holds a Bachelor of Science degree from the University of Southern California. She has served on the Diversity & Inclusion Advisory Committee and the Women in Banking Committee for the Western Bankers Association and has been a guest speaker to financial institutions and banking associations. She currently serves as a board member of the International Bankers Association of California. Mrs. Gil was selected to serve as a director due in part to her management and leadership expertise gained by owning and operating her company, her involvement in the banking industry as a recruiter, and her involvement in the local community.

James C. Holly is a founding Director and Vice Chairman of the Board of both the Bank and Sierra Bancorp and currently serves as a member of the Finance and Sustainability and Credit Committees. He served as President and Chief Executive Officer of the Bank and Sierra Bancorp from their formations in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities until he retired on March 31, 2015, and was appointed Vice Chairman of the Board effective April 1, 2015. He was born and raised in Racine, Wisconsin and received both a BBA and an MBA degree from the University of Wisconsin. Mr. Holly is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and served as a Commissioned Officer in the U.S. Army (Armor). He began his banking career with United California Bank, now Wells Fargo Bank. After 10 years as a branch manager, Mr. Holly left United California Bank and joined in the effort to organize Bank of the Sierra of which he served as President and Chief Executive Officer from its inception in 1977 until January 1, 2014, and served as Chief Executive Officer until his retirement in March 2015. He is a current director of the Sequoia Parks Conservancy, a philanthropic and educational organization, and a director of River Island Country Club. Mr. Holly was selected to serve as a director because of his leadership capabilities;

his long tenure and strong track record as President and CEO of the Bank; his deep understanding of bank lending, operations, and financial management resulting from his banking background; his extensive network in the banking industry; his knowledge of the local economy; and his involvement in the local community.

Kevin J. McPhaill has been a director of the Bank and of Sierra Bancorp since January 1, 2015, and was appointed President and Chief Executive Officer of the Company and the Bank effective April 1, 2015. Mr. McPhaill is a native and current resident of Visalia, California, and his educational background includes a bachelor’s degree from Fresno Pacific University, a master’s degree in business administration from Fresno State, and the successful completion of post-graduate training at the Southwestern Graduate School of Banking at Southern Methodist University. He has been employed by Bank of the Sierra since June 2001, starting as the regional manager of the Hanford area, then progressing to Executive Vice President and Chief Banking Officer of the Company and the Bank in 2006, to President and Chief Operating Officer of the Company and the Bank in 2014, and to his current positions on April 1, 2015. Mr. McPhaill serves as a member of the Risk, Credit and Finance and Sustainability Committees. McPhaill is involved in the local community and is active in financial education outreach efforts to primary and secondary schools in the Bank’s market areas. Mr. McPhaill also sits on the Tulare County Economic Development Corporation’s Board of Directors. Mr. McPhaill was selected to serve as a director because of his leadership abilities; his extensive experience at the Bank and other financial institutions; his knowledge of the Bank’s culture; his lending, operations, and management experience; and his insight into key factors that drive the Bank’s financial success.

Ermina Karim was elected as a director May 25, 2022. Ms. Karim currently serves as a member of the Risk, Nominating and Governance and Credit Committees. Ms. Karim holds a Bachelor of Science degree in Journalism and Economics from Northwestern University. She has worked in a number of industries including journalism, finance and non-profits with roles such as reporter, editor, Vice President of equity capital markets and CEO. Ms. Karim has experience with several companies ranging in size and complexity, including International Financing Review, Credit Suisse, The Tribune, and the San Luis Obispo Chamber of Commerce. In addition to her vocational background, Ms. Karim serves on a number of boards including President’s Local Economic Development Council Cal Poly, French Hospital Medical Center and REACH (Regional Economic Action Coalition Central Coast of California) among others. Ms. Karim has lived and worked in San Luis Obispo for several years and was recognized as a Top 20 Under 40 by the San Luis Obispo Tribune, 40 Under 40 by the Pacific Coast Business Times and Top Women in Business by the Pacific Coast Business Times. In selecting Ms. Karim as a nominee, the Board considered her extensive involvement in the local community, her experience in the financial services industry, and her leadership skills.

Lynda B. Scearcy has been a director of the Bank and of Sierra Bancorp since December 2007. She has been a valuable member of the Audit Committee since that time and is currently designated as an audit committee financial expert, while also chairing the Risk Committee. Ms. Scearcy also serves on the Nominating and Governance Committee. Scearcy received her undergraduate degree from the University of Florida and her master’s degree in taxation from San Joaquin College of Law. Ms. Scearcy is a retired tax professional. She was previously the tax partner at McKinley Scearcy Associates, an accounting and consulting firm which she joined in 1983. McKinley Scearcy Associates sold to H&R Block in November 2014, and Ms. Scearcy retired from the firm in September 2017. She is deeply committed to the community, as demonstrated by her involvement with, among others, the Rotary Club of Porterville (Past President), Porterville Chamber of Commerce (Past Treasurer), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Past Board Member). Ms. Scearcy was selected to serve as a director because of her strong educational background, her experience as a partner and leader at her accounting and consulting firm, her deep understanding of accounting and tax issues, her financial acumen, and her strong commitment to and involvement in the local community.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 16th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice, the name and address of the shareholder and the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedure and requirements for shareholders to nominate directors (as opposed to making recommendations as described above) are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2026 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 9, 2025.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all but one of our current directors are independent. In addition, all current members of the Board’s Audit, Compensation, and Nominating and Governance Committees are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure but firmly supports having an independent director in a board leadership position. If for any reason it was necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, with an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a firm manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, regulatory risk, market risk and reputational risk. Management is responsible for the day-to-day identification and measurement of these risks, while the Board, as a whole and through its committees, is responsible for oversight of management actions in addressing those risks.

The Risk Committee is responsible for overseeing the Company’s enterprise risks and establishing a risk appetite statement for the full Board to review and approve. The Risk Committee receives regular reports regarding the Company’s compliance risks, including Bank Secrecy Act/Anti-Money Laundering, Cyber Security, Information Security, Operational Risks, Business Continuity, and Vendor Risk. In addition, the Risk Committee reviews the Company’s business continuity and model validation programs, oversees the Company’s insurance program and Community Reinvestment Act compliance, and coordinates with other Committees on other key risks.

The Audit Committee is responsible for overseeing the Company’s financial reporting risk and the entire audit function, and it evaluates the effectiveness of internal and external audit efforts. It receives a status report from the Company’s Director of Internal Audit on at least a quarterly basis regarding the adequacy and effectiveness of internal control systems, including the design and operating effectiveness of the Company’s internal controls over financial reporting. The Director of Internal Audit will also present annually to the Board an internal audit plan for the coming year. It is the Committee’s responsibility to review and approve the internal audit plan and to ensure it meets the needs of the organization.

The Credit Committee is responsible for overseeing, establishing, and monitoring risk tolerances with respect to credit risk, including concentrations. The Finance and Sustainability Committee is responsible for the oversight of interest rate risk, liquidity risk, and capital risk. The Finance and Sustainability Committee also oversees Environmental, Social and Governance risk items.

The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s stated risk appetite. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors. The Board believes this structure and division of responsibility is an effective approach in identifying and mitigating risks. Although seemingly well suited to this purpose, the Company will continue to regularly reevaluate the Board leadership structure to ensure appropriateness in the face of various situations and circumstances.

Employee, Officer and Director Hedging. The Company does not allow directors and executive officers to enter into short sales of common stock or similar hedging or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities or where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration. Further, directors and executive officers, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board has a standing Audit Committee, composed of directors Berra, Castle (Chairperson), Scearcy, and Tharp, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as an executive officer (or equivalent) or owner of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. The Board has designated Lynda Scearcy and Julie Castle as “audit committee financial experts” under SEC rules.

During the fiscal year ended December 31, 2024, the Audit Committee held a total of 13 meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all Company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk assessment of the Company and assigns priorities for the coming year to have internal audit reviews conducted by in-house internal audit, or third-party outsourced vendors for branch, loan, operational, information systems and compliance. The committee approves the contractual basis of each internal audit engagement letter and arrangement under consideration.

Further, as part of its regular meeting schedule, the committee reviews annual and quarterly SEC reports and discusses those reports with Management and the independent accountants as appropriate. The committee also meets with the audit partner-in-charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee.

The Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code. Finally, the Audit Committee establishes procedures and monitors the Company’s whistleblower program with respect to complaints about the Company’s accounting, internal controls, auditing matters, violations of the Code of Ethics and allegations of fraud or corruption.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2024. The committee has discussed with our independent public accountants, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, including their judgments as to the quality of our financial reporting. The committee has received written disclosures and a letter from our independent public accountants as required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described under “Proposal 2” below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Submitted by:

Julie G. Castle, Chairperson             Lynda B. Scearcy

Albert L. Berra                                 Morris A. Tharp

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”), comprised of directors Tharp (Chairperson), Berra, Christenson, Dutto, Scearcy, Abundis, Castle, and Karim, each of whom qualifies as an independent director under the Nasdaq rules. The Governance Committee met once during 2024. The primary functions of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xii) review and oversee matters relating to the independence of Board and committee members; and (xiii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and, on that basis, recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.” Prior to 2020, we had not paid fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. However, in 2020 the Company used a third-party search firm to identify potential new directors. Such third-party firm expanded the search both geographically and with a focus on additional financial services expertise and identified several candidates from whom two directors (Julie Castle and Susan Abundis) were selected. In early 2022, an executive with the search firm (Michele Gil) was interviewed by the Committee and nominated as a Class I director for election at the 2022 Annual Meeting of Shareholders. Further, Ermina Karim, a candidate identified in the 2020 search, was selected as a potential candidate in 2022 with the proposal to expand the size of the Board. The Committee interviewed the candidate and recommended to the full Board to nominate Ms. Karim as a Class II director with the proposal to expand the size of the Board at the 2022 Annual Meeting of Shareholders. The Board of Directors reduced from 12 to 11 due to Gordon Wood’s retirement from the Board in October 2024.

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

Compensation Committee

General. The Board has a Compensation Committee, of which directors Berra (Chairperson), Castle, Christenson, Abundis, and Tharp are members. The Compensation Committee met three times during 2024. All of the current and former members of the Compensation Committee are independent directors under Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based compensation plans in which directors and executive officers may participate; (ii) approve option grants or restricted stock awards to the Company’s Named Executive Officers, as defined herein, unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”) in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2024. None of these individuals has been an officer or employee of the Company or any of its subsidiaries within the past three fiscal years. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

In addition, the Compensation Committee reviewed the compensation structure for employees of the Company and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for the Company.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman                Vonn R. Christenson

Susan M. Abundis        Julie G. Castle

Morris A. Tharp

Risk Committee

General. The Risk Committee of the Board is comprised of Directors Scearcy (Chairperson), Karim, Gil, Dutto and McPhaill. The Risk Committee met four times in 2024 and is responsible for oversight and establishment of risk appetite guidance for the Company. The Committee receives a report from the Chief Risk Officer on the levels of residual risk present in the Company and whether the levels are consistent with risk appetite. The Committee evaluates the responses from management in addressing risks and implications for operations, information security, compliance, and financial performance. The Committee also has oversight responsibility for the Company’s enterprise risk management framework, approval of risk management policies including an annual review of the Risk Appetite Statement and, assessment of management’s implementation of the risk management framework. The Committee reviews management’s assessment of the aggregate level of risk across each of the traditionally defined categories of risk: liquidity, credit, regulatory, operational, interest rate, market, strategic, and reputational. The Risk Committee also provides oversight of the Company’s Community Reinvestment Act activities and the Company’s insurance program.

Risk Committee Charter. The Board of Directors has adopted a Risk Committee charter, which outlines the purpose of the Risk Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

Credit Committee

General. The Credit Committee of the Board, previously the Senior Loan Committee, consists of Directors Abundis (Chairperson), Holly, Karim, and McPhaill. The Credit Committee met six times in 2024. The Credit Committee is responsible for overseeing credit policy, monitoring asset quality, reviewing credit risk, reviewing and approving the Allowance for Credit Losses and related Provision for Credit Losses, and reviewing certain credit-related actions.

Credit Committee Charter. The Board of Directors has adopted a Credit Committee charter, which outlines the purpose of the Credit Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

Finance and Sustainability Committee

General. The Finance and Sustainability Committee was added as a committee of the Company in March 2022. The Finance and Sustainability Committee members are Christenson (Chairperson), Dutto, Gil, Holly and McPhaill. The Finance and Sustainability Committee is responsible for overseeing the Company’s balance sheet position and sensitivity to interest rate risk, the Company’s investment portfolio; including setting specific parameters, the Company’s liquidity risk, and the Company’s capital management. In addition, the Finance and Sustainability Committee establishes guidelines for the Company’s initiatives and reporting surrounding Environmental, Social, and Governance risks, including oversight of certain social risks associated with human capital activities. The Finance and Sustainability Committee met four times in 2024.

Finance and Sustainability Committee Charter. The Board of Directors has adopted a Finance and Sustainability Committee charter, which outlines the purpose of the Finance and Sustainability Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our website, “www.sierrabancorp.com” under the topic “Governance Documents.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to maintain compensation plans that are competitive relative to those of similar publicly traded banking institutions, and to provide a substantial level of at-risk compensation for our executives that depends in part on the Company’s financial performance. Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; annual discretionary bonuses based on performance guidelines; and longer-term incentive awards including restricted stock and stock option grants, and salary continuation agreements. The Compensation Committee periodically evaluates and adjusts the types and weighting of these components to support Company objectives.

Process for Making Compensation Decisions

Roles of the Compensation Committee. The Compensation Committee reviews executive compensation and makes recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy and consistent with employment agreements. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits. In making its recommendations to the Board, the Compensation Committee evaluates compensation arrangements and the mix of short-term and long-term compensation for comparable positions at peer institutions (where such data is publicly available), the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), the past performance and future goals of the executive, and independent analysis performed by the committee. The specific factors considered are detailed below under “Targeted Compensation” and “Elements of Executive Compensation.” The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. The Compensation Committee last engaged a compensation consultant in 2021 when it engaged Pearl Meyer to perform an executive compensation review. Since such date, the Compensation Committee has directed Company personnel to utilize publicly available data to update the peer compensation study, using the same peer group and methodology, utilized in 2021 by Pearl Meyer.

Role of the Chief Executive Officer. The CEO annually reviews the performance of the Named Executive Officers, other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2024, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The Compensation Committee will discuss the CEO’s recommendations before using its discretion in making its recommendations to the Board, related to the compensation of the Named Executive Officers. The CEO is not a member of the Compensation Committee but is invited to attend meetings of the Committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers. The CEO leaves the meeting prior to the Committee’s discussion and determination of the components of his own amount and mix of compensation.

Targeted Compensation

As noted, a peer compensation study is used to assist in establishing targeted compensation levels for all Named Executive Officers. As in the past, the peer group criteria is subject to modification for future compensation studies if the peer group does not continue to provide a sufficient representation of similarly sized banks within our geography. The intention is to use a peer group of similarly sized banks in Western states. For the most recently completed executive compensation review, the peer group was comprised of 18 publicly-traded bank holding companies or banks headquartered primarily in Western states, with total assets ranging from approximately $2.2 billion to $7.6 billion, with a median asset size of $3.9 billion (the “Peer Group”) and a similar mix of loans.1 The 2024 peer group was identical to the 2023 peer group, with one peer changing its name as part of an acquisition. The peer executive compensation review provides an analysis of peer base salary, short-term incentives (including discretionary bonuses), and long-term incentives (including the value of restricted stock, stock option awards, and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers with similar positions equivalent to the Named Executive Officers, if available, or for similarly compensated officers regardless of title for whom compensation information is publicly disclosed. Because the most recent available peer compensation data was from 2023, an annualized adjustment of 3% was made to the peer compensation data consistent with the Pearl Meyer compensation study.

Another element in assessing appropriate levels of Total Direct Compensation for the Named Executive Officers is the Company’s financial performance and size relative to peer institutions. Using a 5-year average for Return on Average Assets and Return on Average Equity, the Company’s results were at the 75th and 70th percentiles, respectively, relative to peer institutions. In addition, the Company’s total assets were at the 40th percentile of the peer group.

Total Compensation is benchmarked at the 50th percentile of peers. Target percentiles may be lower or higher for individual components of compensation, depending upon the mix of short-term and long-term compensation targeted. Based on the Company’s net income and financial performance metrics, as well as overall financial performance relative to peer institutions, compensation data in the peer study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and other independent analysis performed by the Compensation Committee, the committee selected a target of the 50th percentile of Total Compensation for Peer Group officers as a general target for Total Compensation. After consideration of prior position-specific experience, in addition to current responsibilities and performance, Total Compensation established by the Compensation Committee for an individual Named Executive Officer may exceed or fall short of the target compensation. With regard to the components of Total Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while striving to ensure that neither base salary nor potential short-term incentive compensation are substantially below the Peer Group median.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate 2025 targets for base salaries and short-term incentive compensation for the Named Executive Officers. The Compensation Committee then presented its recommendations to the Board, which unanimously approved those recommendations. This ultimately resulted in 2025 base salaries being unchanged from 2024. For comparison, the 2024 base salaries were increased by 1.2% to 5% for the Named Executive Officers. The incentive bonus potential for 2025 was left unchanged at 75% of base salary for the CEO and 50% of base salary for the other Named Executive Officers.

In November 2022, the Compensation Committee recommended to the Board the grant of restricted stock awards to the Named Executive Officers, which unanimously approved those recommendations. The amount of the restricted stock awards granted in November 2022 was $250,000 for the Chief Executive Officer and $150,000 each to the other Named Executive Officers employed on such date. Half of the restricted award grant is time-based and vests ratably over three years. The remaining half of the restricted stock award is performance-based and vests at the end of three years. With respect to the performance-based restricted stock awards, 100% vests if the Company’s 3-year average ROE is at the 50th percentile as compared to the peer average ROE over the same 3-year period. None of the performance-based awards vest if actual performance is below the 30th percentile as compared to peers and 150% of the performance-based awards will vest if actual performance is at or above the 75th percentile as compared to peers. Vesting for actual performance between the different performance targets is determined by interpolation. The total restricted stock awards granted to the CEO was

1 The Peer Group consists of the following banks and bank holding companies: Bank of Marin Bancorp, Novato, CA; Baycom Corp, Walnut Creek, CA; Central Pacific Financial Corp, Honolulu, HI; Coastal Financial Corporation, Everett, WA; Community West Bancshares, Fresno, CA; Equity Bancshares, Inc., Wichita, KS; Farmers & Merchants Bancorp, Lodi, CA; First Western Financial, Inc., Denver, CO; FS Bancorp, Inc., Terrace, WA; Guaranty Bancshares, Inc., Addison, TX; Hamni Financial Corporation, Los Angeles, CA; Heritage Commerce Corp, San Jose, CA; Northrim Bancorp, Inc., Anchorage, AK; Preferred Bank, Los Angeles, CA; RBB Bancorp, Los Angeles, CA; South Plains Financial, Inc., Lubbock, TX; Territorial Bancorp, Inc., Honolulu, HI; and Triumph Financial, Inc., Dallas, TX.

approximately 41% of his base salary for 2022 and the total restricted stock awards granted to the other Named Executive Officers ranged from approximately 30% to 33% of each of their base salaries for 2022.

In November 2023, the Compensation Committee recommended to the Board the grant of additional restricted stock awards to the Named Executive Officers, which unanimously approved those recommendations. The amount of the restricted stock awards granted in November 2023 was $250,000 for the Chief Executive Officer and $150,000 each to the Chief Financial Officer, Chief Banking Officer, and the Chief Credit Officer. Half of the restricted awards were time-based and vest ratably over three years. The remaining half of the restricted stock award is performance-based and vests at the end of three years. With respect to the performance-based restricted stock awards, 100% vests if the Company’s 3-year average Return on Average Assets (ROAA) is at the 50th percentile as compared to the peer average ROAA over the same 3-year period. None of the performance-based awards vest if actual performance is below the 30th percentile as compared to peers and 150% of the performance-based awards will vest if actual performance is at or above the 75th percentile as compared to peers. Vesting for actual performance between the different performance targets is determined by interpolation. The total restricted stock awards granted to the CEO was approximately 39% of his base salary for 2023 and the total restricted stock awards granted to the other Named Executive Officers ranged from approximately 34% to 38% of each of their base salaries for 2023. In addition, in November 2023, the Compensation Committee granted $400,000 of time-based restricted stock to the Chief Risk Officer as part of her employment agreement upon being hired in the third quarter of 2023. The restricted stock grant to the Chief Risk Officer vests ratably over 5 years.

No restricted stock was granted to the Named Executive Officers during 2024. The independent members of the Board of Directors and the Compensation Committee adopted a new formula for calculating restricted stock grants. The first grant under the new formula was made in February 2025. This formula considers the Company’s relative performance to peers to determine the value of restricted stock to grant to the Named Executive Officers. Each Named Executive Officer’s grant will vary based on their Total Compensation relative to peers in order to begin to move Total Compensation at Target closer to peer median for the Named Executive Officers. However, performance above peer median is expected to result in higher than peer median total compensation. Conversely, over time performance below peer median is expected to result in lower than median total compensation when combined with other components of total compensation. Specifically, if current year ROAA is at peer median, restricted stock equal to 25% to 50% of base compensation will be granted to each executive. If current year ROAA is at the 75th percentile of peers, the grant will be increased by 10% to 25% of base compensation. If current year ROAA is at the 25th percentile of peers, the grant will be decreased by 15% to 25%. The actual grant will also be split between time-based and performance-based awards. For the CEO and the CBO, 50% of the grant will be performance based. For the CFO, 35% of the grant will be performance-based and the other Named Executive Officers will have 25% of the grant be performance-based. The performance criteria will be determined by the Compensation Committee for each grant but is expected to generally be a Company specific financial metric such as the average Return on Average Assets or Return on Average Equity over the three-year period.

In January 2025, the Board of Directors authorized the Compensation Committee to grant shares under the Board-approved restricted stock granting formula. In February 2025, upon the reporting of year-end results by nearly all peers, the Compensation Committee determined that the Company achieved a 2024 peer performance just above the 74th percentile of peers. The CEO was granted restricted stock awards equal to 74.4% of his base salary. The CBO and the CFO were granted restricted stock awards equal to 49.8% of their respective base salaries, whereas the CCO and the CRO were granted restricted awards equal to 39.6% of their respective base salaries. The performance criteria for the performance-based portion of the award was determined to be an average three-year ROAA of at least 1.14% to achieve Target performance. Actual performance below Target will result in a reduction in vesting of the performance-based shares and actual performance below 50% of Target will result in no performance-based shares vesting. The time-based awards will vest ratably over three years.

Factoring in base salaries, assuming an incentive bonus payout at target, and the value of stock grants at target performance, the potential Total Compensation for Named Executive Officers for 2024 was at the following percentile rankings relative to the Peer Group’s adjusted 2024 compensation data (as noted above, the adjusted Peer estimate incorporates 3% annual increase): the 59th percentile for the CEO, the 54th percentile for the CFO, the 64th percentile for the CBO, the 79th percentile for the CCO, and the 75th percentile for the CRO. Based on actual 2024 compensation, including base salary, a cash incentive payout of 105.48% of target and no receipt of equity-based compensation in 2024, the Actual Total Compensation for Named Executive Officers relative to the Peer Group’s adjusted 2024 compensation data was at the following percentile rankings: the 43rd percentile for the CEO, the 37th percentile for the CFO, the 60th percentile for the CBO, the 71st percentile for the CCO, and the 64th percentile for the CRO.

Employment Agreements

In December 2018, the Company entered into employment agreements with the Chief Executive Officer and the Chief Banking Officer that commenced on January 1, 2019 with initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. Similar agreements were entered into with the Company’s new executive officers upon commencement of their employment, Mr. Treece’s employment agreement became effective in January 2020, Mr. Boyle’s employment agreement became effective in December 2020 and Ms. Coen’s employment agreement became effective in August 2023. The agreements specified minimum annual base salaries as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers. Mr. Treece’s employment agreement authorized the grant of 20,000 stock options to vest ratably over 5-years, whereas Mr. Boyle’s and Ms. Coen’s employment agreements authorized the grant of $400,000 of restricted stock to vest ratably over 5-years. The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances. Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following: the death or incapacity of the executive; termination of the executive’s employment for cause; or a change in control of Sierra Bancorp. For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company. Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company. Under the Employment Agreements, as amended on January 19, 2023, in the event of a change in control, or if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the Company will provide the executive(s) with the payments and benefits that are outlined below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control.” An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

The employment agreements do not include a tax gross-up for any taxes, including excise taxes, owed in a change-of-control. In February 2024, the Compensation Committee voted to explicitly prohibit any tax gross-ups in any change-in-control arrangement or equity compensation plan.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Base salaries are reviewed and adjusted annually, as necessary, to realign them with market levels based upon individual responsibilities and work experience.

Discretionary Annual Incentive Bonus. The Board of Directors has the authority to award discretionary annual cash bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee. The Board has adopted an incentive bonus plan for Named Executive Officers that is dependent on individual performance, as determined by the Compensation Committee and the Board with input from the CEO in the case of the other Named Executive Officers, and the Company’s financial performance relative to Board-approved targets. Earnings targets and individual performance goals are carefully established to provide a challenge, while at the same time being realistically achievable without engaging in activities posing excessive risk. The Board establishes potential levels for incentive bonuses at the start of each fiscal year, based on the recommendations of the Compensation Committee.

Bonuses for any given calendar year are typically accrued as an expense by the Company during the year for which they are applicable but are not paid until March of the following year, upon completion of the auditors’ required communications with the Audit Committee, and after the review and approval of bonus recommendations made by the Compensation Committee to the Board of Directors. For 2024, the executive incentive plan payouts are based upon 80% for achievement of target net income and 20% will be discretionary for individual performance. If target net income is exceeded, the payout can be increased by 50% of the percentage excess up to an achievement of 20% of overachievement. Therefore, if target net income is exceeded by 10%, executive incentive compensation may be increased by 50% of the 10% excess, or 5%. For 2024, there was a board-approved earnings target of $36.6 million in net income for a potential target bonus payout, with a minimum net income of $18.3 million. If actual net income was between those two targets, the potential payout ratio of the bonus would be equal to net income for the year divided by $36.6 million. For 2024, it was determined that all Named Executive Officers fully met their respective discretionary targets. Further, Company net income relative to 2024 earnings target was 110.96% and therefore, the incentive bonus was increased by 5.48% (50% of the excess of net income over Target) for an incentive of 105.48% of each Named Executive Officer’s target incentive bonus.

For 2025, the executive incentive plan payouts are to be calculated similarly to 2024 with 80% based upon achievement of target net income and 20% discretionary for individual performance. If target net income is exceeded, the payout can be increased by 50% of the excess achievement of up to 20%, which would result in a maximum payout of 110% of Target.

Equity Incentives and Stock Ownership. Our 2023 Equity Based Compensation Plan, as Amended (the “2023 Plan”) authorizes the Board of Directors or the Compensation Committee to grant certain employees and non-employee directors restricted stock awards and other equity-based compensation. It should be noted that the 2023 Equity Based Compensation Plan was adopted at the 2023 Annual Meeting of Shareholders on May 24, 2023, and was immediately amended to modify Section 2.5 of the Plan to prohibit the reduction of the exercise price of any Option or Stock Appreciation Right granted pursuant to the Plan following the date of the Award or accept the surrender of outstanding Options or Stock Appreciation Rights as consideration for the grant of a new Award with a lower per-share exercise price, or for cash.

Prior to the adoption of the 2023 Plan, the 2017 Stock Incentive Plan (the “2017 Plan”) authorized the Board of Directors or the Compensation Committee in their discretion to grant directors, consultants and employees of the Company restricted stock awards and/or options to purchase shares of our common stock. Prior to 2020, the Company had exclusively granted stock options to directors and employees of the Company.

Starting in August 2020, the Compensation Committee elected to shift from issuing stock options to restricted stock as its primary long-term equity incentive vehicle. The Board and the Compensation Committee feel that restricted stock better aligns the interests of our executives with those of our shareholders, the unvested shares act as a retention vehicle for our executives as the Company no longer uses a Supplemental Employee Retirement Plan for its Named Executive Officers other than for the CEO, and restricted stock provides a long-term balance to the shorter-term nature of base salary and discretionary annual bonuses.

As described above, in November 2024, the Board and Compensation Committee recommended a change to the formula to determine the value of grants of restricted stock awards to the Named Executive Officers. No new restricted stock grants were made in 2024 but instead were made in February 2025 based upon this new formula as further described above.

Additional details concerning the 2023 Plan, the 2017 Plan, and awards held at December 31, 2024, by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

In February 2024, the Compensation Committee adopted new stock holding requirements for executives and the Board. Specifically, the CEO must hold a minimum of one and one-half times base salary and executive vice presidents must hold a minimum amount equal to their respective base salary. In addition, non-employee directors are required to own a minimum of $100,000 in stock. Individuals subject to this requirement have until the later of February 15, 2027, or three years following hiring or appointment to the Board to meet the holding requirement. Unvested restricted stock is included in calculating the ownership requirement. Shares owned are valued at time of purchase, or adoption of the new requirement, whichever is later. Unvested restricted stock will be valued at the time of grant.

In addition to the above stock holding requirement, executives and non-employee directors are required to hold vested restricted stock for a minimum of one year following vesting, excluding the net settlement of shares for taxes or shares sold under a Rule 10b5-1 Plan established to pay taxes.

Salary Continuation Agreements. The only active Named Executive Officer with a salary continuation agreement is our Chief Executive Officer. We entered into a salary continuation agreement with our CEO that provides an annual benefit of $150,000 per year for 15 years, with payments commencing after retirement from the Company. The benefit amount and term were determined by the CEO’s position and scope of responsibility, as well as the amount of the annual expense accrual required to accumulate the appropriate liability for payment obligations. Expense accruals associated with salary continuation agreements are reflected in compensation tables as a change in pension value. No benefits are payable in the event of a voluntary termination prior to a specified retirement date, or an involuntary termination for cause. However, the salary continuation benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment. The material terms of the salary continuation agreement are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer all or part of their cash compensation for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation accruals with tax-advantaged income/losses on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. No above market or preferential earnings are provided by the Company with respect to these plans. Further details on the 409A Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees. Beginning in 2024, the Company moved to a safe-harbor 401(k) plan with a per pay period match of 100% of the first 1% and 50% of the next 5% of eligible compensation, subject to IRS maximums. Prior to 2024, a discretionary contribution to the 401(k) plan was considered by the Board at the end of each year. The Board approved employer discretionary contributions of 80% of the first 6% of employee contributions for 2023 and 2022. Other benefits available to all employees include medical, disability, dental, life, and vision insurance. Executive officers may also be provided with club memberships, an automobile allowance or use of a Company-owned automobile, and use of a cell phone or a cell-phone allowance. Reportable annual benefits of $10,000 or more are described in the Summary Compensation Table below.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on the Company. The various pay vehicles offered to our executives are balanced to compensate them for current performance and provide motivation for them to contribute to our overall future success, and we believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers (together the “Named Executive Officers”):

Summary Compensation

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Changes in Pension Value[4]	All Other Compensation		Total
Kevin J. McPhaill	2024	$665,635	$526,584	$—	$48,165	$161,918	[5]	$1,402,302
President and	2023	633,938	458,337	249,933	44,219	130,088	[5]	1,516,515
Chief Executive Officer	2022	603,750	429,266	249,998	40,561	93,045	[5]	1,416,620
Christopher G. Treece	2024	$441,000	$232,583	$—	$—	$63,478	[6]	$737,062
Executive Vice President	2023	420,000	202,440	149,937	—	47,131	[6]	819,508
and Chief Financial Officer	2022	400,000	189,600	149,965	—	38,058	[6]	777,623
Michael W. Olague	2024	$441,085	$232,583	$—	$—	$67,483	[7]	$741,151
Executive Vice President	2023	420,076	202,440	149,937	—	51,121	[7]	823,574
and Chief Banking Officer	2022	400,076	189,600	149,965	—	45,216	[7]	784,857
Hugh F. Boyle	2024	$441,000	$232,583	$—	$—	$53,037	[8]	$726,621
Executive Vice President	2023	435,750	210,032	149,937	—	38,126	[8]	833,845
Chief Credit Officer	2022	415,000	196,710	149,965	—	63,191	[8]	824,866
Natalia Coen	2024	$400,000	$210,960	$—	$—	$49,060	[9]	$660,020
Executive Vice President	2023	112,308	55,912	399,889	—	5,527	[9]	573,636
and Chief Risk Officer

1	Includes portions of these individuals’ salaries which were deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation” below. Employer matching contributions under the 401(k) Plan are included in the “All Other Compensation” column of the above table.
2	Amounts are based on the Company’s incentive bonus plan discussed in the Compensation Discussion and Analysis above. Portions of these amounts may have been deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation.”
3	Represents the aggregate grant date fair values of restricted stock awarded during the year, as computed pursuant to FASB accounting standards on equity-based compensation.
4	Represents salary continuation plan accruals, i.e., additions to the accrued liability balance established with respect to the benefit obligation for each Named Executive Officer with a post-retirement salary continuation agreement. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. See “Pension Benefits,” “Potential Payments Upon Termination or Change in Control,” and “Deferred Compensation” below.
5	Includes director fees of $60,500, $61,250, and $41,900, for 2024, 2023, and 2022 respectively; the imputed value for personal use of a Company car of $30,476, $29,521, and $12,242, for 2024, 2023, and 2022 respectively; employer contributions to Mr. McPhaill’s 401(k) plan account totaling $13,800, $15,840, and $16,245, per year for 2024, 2023, and 2022, respectively; restricted dividends of $52,591, $21,011, $12,373, per year for 2024, 2023, and 2022, respectively. In addition, annually each named executive officer receives additional elements of other compensation which are individually below $10,000 and generally consist of cell phone and internet allowance in addition to employer provided HSA contributions. For Mr. McPhaill, these smaller items of other compensation aggregated to $4,551 in 2024, $2,466 in 2023, and $10,285 in 2022, respectively.
6	Includes a car allowance of $12,000 annually; employer contributions to Mr. Treece’s 401k plan of $13,800, $15,840 and $16,245 in 2024, 2023 and 2022; restricted dividends of $33,149, $13,791, $8,202, per year for 2024, 2023, and 2022, respectively. In addition, annually each named executive officer receives additional elements of other compensation which are individually below $10,000 and generally consist of cell phone and internet allowance in addition to employer provided HSA contributions. For Mr. Treece, these smaller items of other compensation aggregated to $4,529 in 2024, $5,500 in 2023, and $1,611 in 2022, respectively.

7	Includes a car allowance of $18,000 annually; employer contributions to Mr. Olague’s 401(k) plan account totaling $12,075, $15,840 and $16,245 in 2024, 2023 and 2022, respectively; restricted dividends of $33,149, $13,791, $8,202, per year for 2024, 2023, and 2022, respectively. In addition, annually each named executive officer receives additional elements of other compensation which are individually below $10,000 and generally consist of cell phone and internet allowance in addition to employer provided HSA contributions. For Mr. Olague, these smaller items of other compensation aggregated to $4,529 in 2024, $3,490 in 2023, and $2,769 in 2022, respectively.
8	Includes a car allowance of $12,000 annually; and employer contributions to Mr. Boyle’s 401(k) plan of $13,800, $15,840 and $16,245 in 2024, 2023 and 2022, respectively and a moving expense allowance of $30,000 in 2022; restricted dividends of $25,751, $7,617, $3,206, per year for 2024, 2023, and 2022, respectively. In addition, annually each named executive officer receives additional elements of other compensation which are individually below $10,000 and generally consist of cell phone and internet allowance in addition to employer provided HSA contributions. For Mr. Boyle, these smaller items of other compensation aggregated to $1,486 in 2024, $2,669 in 2023, and $1,740 in 2022, respectively.
9	Includes a car allowance of $12,000 in 2024 and $3,500 in 2023 when Ms. Coen was hired; employer contributions to Ms. Coen’s 401(k) plan account of $13,800 in 2024, respectively; restricted dividends of $19,931 for 2024, respectively. In addition, annually each named executive officer receives additional elements of other compensation which are individually below $10,000 and generally consist of cell phone and internet allowance in addition to employer provided HSA contributions. For Ms. Coen, these smaller items of other compensation aggregated to $3,329 in 2024 and $2,027 in 2023, respectively.

Grants of Plan-Based Awards

There were no plan-based non-equity awards granted to the Named Executive Officers in 2024. While annual grants of plan-based equity awards to the Company’s executive officers is customary, the Company changed its approach for granting performance-based equity awards in 2024 to allow for consideration of Bank performance relative to peer banks, in determining the size of the grant. This resulted in a shift of the timing of executive equity awards from fourth quarter to first quarter, and as a result no grants were made to our Named Executive Officers in 2024.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock options and restricted stock awards held by the Named Executive Officers as of December 31, 2024:

	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable[1]	Exercise Price	Expiration Date	Number of Unvested Restricted Shares	Market Value of Unvested Restricted Shares
Kevin J. McPhaill	5,000	—	$28.21	2/16/2027	—	$—
	5,000	—	27.35	2/15/2028	—	—
	5,000	—	27.30	2/21/2029	—	—
	5,000	—	27.11	2/20/2030	—	—
	—	—			31,770	918,788
Christopher G. Treece	20,000	—	$27.11	2/20/2030	—	—
	—	—			19,504	564,056
Michael W. Olague	5,000	—	$17.25	2/18/2026	—	$—
	5,000	—	28.21	2/16/2027	—	—
	5,000	—	27.35	2/15/2028	—	—
	5,000	—	27.30	2/21/2029	—	—
	5,000	—	27.11	2/20/2030	—	—
	—	—			19,504	564,056
Hugh F. Boyle	—	—	$—	—	21,384	$618,425
Natalia Coen	—	—	$—	—	16,962	$490,541

1	Options in the table granted in 2020 to Mr. McPhaill and Mr. Olague became fully vested on the one-year anniversary of the grant date. Options granted in 2020 to Mr. Treece vest in increments of one-fifth on each of the first five anniversaries of the 2020 option grant date. Options expire following terms of 10 years. Unvested options become immediately vested in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested

The following table provides information regarding exercised options and restricted stock vested during 2024, and the value realized thereon.

Option Exercises and Shares Vested in 2024

	Option Awards		Restricted Stock Awards
Name	Shares Acquired on Exercise in 2024	Value Realized on Exercise[1]	Number of Shares Acquired upon Vesting in 2024[2]	Value Realized on Vesting[3]
Kevin J. McPhaill	12,849	$174,870	11,596	$339,120
Christopher G. Treece	—	—	7,401	215,808
Michael W. Olague	5,000	56,759	7,401	215,808
Hugh F. Boyle	—	—	6,119	149,332
Natalia Coen	—	—	4,241	132,871

1	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.
2	Mr. McPhaill vested 6,666 shares on August 20, 2024, 2,209 shares on November 16, 2024, 1,954 shares on November 18, 2024, and 767 shares on November 19, 2024. Mr. Treece and Mr. Olague each vested 4,444 shares on August 20, 2024, 1,325 shares on November 16, 2024, 1,172 shares on November 18, 2024, and 460 shares on November 19, 2024. Mr. Boyle vested 3,162 shares on March 1, 2024, 1,325 shares on November 16, 2024, 1,172 shares on November 18, 2024, and 460 shares on November 19, 2024. Ms. Coen vested 4,241 shares on November 16, 2024.
3	Represents the market price of the shares on the date of vesting, multiplied by the shares vested.

Employment Agreements

In December 2018, the Company, entered into employment agreements with our current Chief Executive Officer and Chief Banking Officer. The agreements commenced on January 1, 2019, and had initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. Similar agreements were entered into with Mr. Treece, Mr. Boyle and Ms. Coen, upon commencement of employment for each executive, in January 2020, December 2020 and September 2023, respectively. The agreements specify minimum annual base salaries at the time of the agreement, as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers. The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances. Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following: the death or incapacity of the executive; termination of the executive’s employment for cause; or a change in control of Sierra Bancorp. For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company. Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company. Further, the employment agreements provide for a payment if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination. On January 19, 2023, each of these employment agreements was amended with respect to payments in the event of a change in control. The Company will provide the executive(s) with the payments and benefits for such termination or change in control that are outlined under “Potential Payments Upon Termination or Change in Control.” An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each Named Executive Officer with a Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Kevin J. McPhaill	Salary Continuation Agreement	n/a	$442,777	—

1	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
2	Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the listed Named Executive Officers as of December 31, 2024. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2024, a 5.79% discount rate was utilized. Any payments made to participants pursuant to the agreements reduce the accrued liability.

401(k) Plan

The Company has a 401(k) Plan which permits all employees to contribute a portion of their annual compensation on a pre-tax basis. To ensure that the 401(k) Plan maintains its qualified status, contributions made by highly compensated employees are limited to the lesser of statutory maximum amounts or approximately 6% of their annual compensation on a pre-tax basis. Prior to 2024, annual employer contributions may also be made to the 401(k) Plan at the discretion of the Board of Directors, for distribution to plan participants as a specified percentage of the lesser of their individual contribution or 6% of their annual compensation (subject to IRS limitations). The recipients of employer matching contributions, made prior to 2024, are not vested in those amounts during their first year of employment but vest at the rate of 20% per year thereafter, so that by the end of their sixth year of employment they are fully vested in all employer contributions. Starting in 2024, the Company made a safe-harbor 401(k) election which will provide a Company match of 100% of the first 1% contribution and 50% of the next 5%. In addition, starting in 2024, employer contributions are vested over two years. Employer matching contributions are included as part of “All Other Compensation” in the Summary Compensation Table. Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 409A Plan, although no matching employer contributions are made to that plan. The 409A Plan is described below under “Deferred Compensation.”

Deferred Compensation

The Company has a 409A Non-Qualified Deferred Compensation Plan (the “409A Plan”), pursuant to which the Named Executive Officers among others may elect to defer all or part of their annual salary and/or bonus. The Company does not make contributions to the plan. The 409A Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 409A Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There are no above-market or preferential earnings on the 409A Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company offsets participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 409A Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2024:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[1]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals/ (Distributions)	Aggregate Balance at Last Fiscal Year-End[3]
Kevin J. McPhaill	$—	$—	$41,718	$—	$291,816
Michael W. Olague	22,954	—	154,457	—	2,840,226

1	These amounts were included for 2024 in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.
2	These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.
3	The balances in these accounts represent a combination of cumulative participant contributions and earnings or losses thereon. All participant contributions were reported in the Summary Compensation Table for the year earned and deferred.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2024. The benefits which would be triggered in the event of a change in control of the Company’s common stock include: (i) acceleration of unvested stock options; (ii) acceleration of vesting of unvested restricted stock grants; (iii) amounts due under employment agreements; and (iv) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2024, any unvested stock options for the Named Executive Officers would have become vested and exercisable and any restricted stock would have become vested. Based on the closing market price of $28.92 per share for the Company’s stock on the last business day in 2024, the intrinsic value of in-the-money unvested options and the value of unvested restricted stock as of that date were as follows:

Name	Value of Unvested Restricted Stock as of 12/31/2024	Intrinsic Value of Unvested Stock Options as of 12/31/2024
Kevin J. McPhaill	$738,183	$—
Christopher G. Treece	455,721	—
Michael W. Olague	455,721	—
Hugh F. Boyle	510,091	—
Natalia Coen	490,541	—

The material terms of employment agreements and salary continuation agreements with the Named Executive Officers, including payments due upon termination or change in control, are described in detail below.

Executive Employment Agreements. As discussed above under “Employment Agreements,” the Company has entered into employment agreements, as amended, with each of its executive officers. In the event of a change in control, the agreements, as amended, specify that the executive shall receive a cash payment in an amount equal to two times the executive’s annualized base salary that is in effect during the year the termination occurs plus the maximum eligible bonus compensation for the year. The executive shall also receive a continuation of group health, vision and dental insurance coverages, and reimbursement for 50% of the cost of insurance for the executive’s dependents, for a period of 12 months from the date of termination. If the Company terminates the executive’s employment for a reason other than a change in control, the death or incapacity of the executive, or for cause, the agreements specify that the executive shall receive a cash payment in an amount equal to the executive’s annualized base salary during the year the termination occurs, as well as a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for executive’s dependents, for a period of 12 months from the date of termination.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. McPhaill in January 2007 (amended in April 2015 in conjunction with his promotion to President and Chief Executive Officer), which entitles him to an annual benefit of $150,000 for 15 years subsequent to his retirement at age 65 or later, subject to certain restrictions. No benefits are payable in the event of a voluntary termination prior to his 65th birthday (except in connection with a change in control as discussed below), or termination for cause. In the event of cessation of employment due to disability or termination without cause prior to his designated retirement age, Mr. McPhaill’s benefit would be a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination of employment. The actual accrual balance at December 31, 2024, is shown in the Pension Benefits table above. This accrual balance is currently expected to reach $1.06 million by the end of 2030 but is subject to change depending on the discount rate utilized. Mr. McPhaill’s benefit will be fully accrued in May 2037, at which time it will be $1.52 million. Mr. McPhaill’s revised salary continuation agreement also provides a lump sum death benefit of $1.52 million in the event of his death prior to retirement from the Company; or, in the event of death after salary continuation benefits have commenced or after he becomes eligible for such benefits to be paid, there will be no lump sum death benefit but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of a change in control of the Company’s common stock followed within 12 months by Mr. McPhaill’s resignation or termination of his employment for any reason other than death, he would be fully vested in his retirement benefits and would begin to receive such benefits within the month following termination (subject to the requirements of Section 409A of the Internal Revenue Code).

The Company accrues monthly for post-retirement benefit obligations under the salary continuation agreement in a systematic and orderly way using an appropriate discount rate. The Company also purchased single-premium life insurance policies when the salary continuation agreement was originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreement. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreement. The amounts expensed in 2024 for the Named Executive Officers for salary continuation arrangements are included as part of “Changes in Pension Value” in the Summary Compensation Table and were roughly offset by income from Company-owned life insurance policies.

Compensation of Directors

All directors received an annual retainer in 2024 of $36,750 plus per-meeting fees for their attendance. Additional retainers of $20,000, $10,000 and $10,000 were paid to the Board Chairman, Vice Chairman and Audit Committee Chairman, respectively. The per-meeting fee for attendance in 2024 was $1,250 each for board meetings for both Sierra Bancorp and Bank of the Sierra, while per meeting fees of $1,000 per meeting were paid for committee meetings of both Sierra Bancorp and Bank of the Sierra. The Board Chairperson received an additional $625 per board meeting fee and Committee Chairpersons received an additional $500 per committee meeting fee.

In 2021, the Compensation Committee hired a third-party consultant, Pearl Meyer, to perform a Director Compensation Review. The same peer group as used for the executive compensation study (described above) was used. During 2022, 2023 and 2024, the Compensation Committee directed Company personnel to utilize publicly available data to update the peer Director Compensation study, using the same peer group and methodology, as performed in 2021 by Pearl Meyer.

The Company instituted a Director Retirement Plan on October 1, 2002, and entered into associated agreements with its non-employee directors at that time. A supplemental plan for independent directors was adopted effective January 1, 2007. Current directors who qualify as plan participants are directors Tharp and Berra. The plans provide a combined annual benefit of $50,000 to each participant for a period of 10 years, commencing at retirement, disability, or a “change in control.” In the event of death prior to any of those events, the plans provide a combined death benefit of $393,220, which is equal to the Company’s accrued liability for each plan participant. In case of death after the commencement of any benefit payments made pursuant to retirement disability, or a change in control, the death benefit is bifurcated according to the different terms of the 2002 and 2007 agreements. The earlier agreements provide for the payment of a lump sum benefit equal to the present value of the remaining payments under those agreements, discounted at 8%, while the latter agreements stipulate that the normal benefit due under those agreements will continue to be paid. The Company’s liability for potential payments under the director retirement agreements is fully accrued, and directors with retirement agreements are completely vested and eligible for their full benefits under those agreements. In October 2002, the Company entered into a salary continuation agreement with Mr. Holly that was fully vested as of his retirement as the Company’s CEO on March 31, 2015.

The Company also purchased single-premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was first implemented, in part to provide tax-advantaged income to offset the annual cost of the expense accruals. Those policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investment in the policies, as well as for certain payments made under the retirement agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements. In addition to such single-premium life insurance policies described above, in January 2003, the Board also approved a split-dollar benefit to director Berra in the amount of $400,000 as a result of transitioning his then current benefit from a predecessor director annuity plan to the Director Retirement Plan.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2024. Director compensation paid to Mr. McPhaill, the only director who is also a Named Executive Officer, is included in “All Other Compensation” in the Named Executive Officers Summary Compensation earlier in this proxy statement.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Awards[1]	All Other Compensation[2]	Total
Susan M. Abundis	$73,500	$39,999	$—	$113,499
Albert L. Berra	77,750	39,999	10,847	128,596
Julie G. Castle	94,000	39,999	—	133,999
Vonn R. Christenson	70,500	39,999	—	110,499
Laurence S. Dutto	69,500	39,999	—	109,499
Michele M. Gil	68,500	39,999	—	108,499
James C. Holly	78,500	39,999	—	118,499
Ermina Karim	70,500	39,999	—	110,499
Lynda B. Scearcy	77,750	39,999	—	117,749
Morris A. Tharp	107,875	39,999	12,198	160,071

1	Represents the aggregate grant date fair value of restricted stock granted in 2024, computed pursuant to FASB accounting standards on equity-based compensation. Each independent director was the recipient of a 1,261 share restricted stock grant, made at a grant date value of $31.72 on November 21, 2024. Each award vests on the one-year anniversary of the grant, November 21, 2025.
2	Consists entirely of cash bonuses to reimburse the applicable individuals for the imputed value and tax costs associated with their split dollar life insurance benefits.

CEO Pay Ratio Disclosure

This section is provided to satisfy the provisions of the SEC’s pay ratio disclosure rule (Item 402(u) of Reg S-K), which requires the disclosure of the ratio of the total annual compensation of the Company’s CEO to the total annual compensation of the median employee, in terms of total compensation, within the Company. To determine the median employee of the Company based on total compensation, we utilized a list of all active employees of the Company at December 31, 2024, excluding the CEO. The compensation calculated for each of those employees includes wages paid during 2024 and, if applicable, incentive compensation, the grant date fair value of stock options and restricted stock, employer contributions to the employee’s 401(k) plan, and the value of any other compensation or perquisites not generally available to all employees, if material. Base wages were annualized for employees who had not been with the Company for the full year. Based on our analysis of this data, total compensation for the Company’s median employee was $55,481 for 2024. As disclosed in “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Summary Executive Compensation Information,” the total annual compensation for our CEO was $1,402,302 in 2024. Total compensation for our CEO was thus determined to be 25.3 times that of our median employee.

Pay Versus Performance Disclosure

We are providing the following information about the relationship between executive compensation and certain measures of the Company’s financial performance. The SEC rules require disclosure of the Reported Total Compensation (“Reported Compensation”), as reported in the Summary Compensation Table in addition to Compensation Actually Paid (“CAP”) over the preceding five years. CAP reflects adjustments made to Reported Compensation, in the case of the Company, exclusively related to equity-based compensation, as the fair value at the date of grant, included in Reported Compensation, is reversed with the fair value of awards vested, and the fair value of outstanding awards as of year-end, added back. These measures of executive compensation are required to be disclosed for the Company’s Principal Executive Officer (“PEO”), or our CEO. Additionally, an average of the Reported Compensation and CAP for our non-PEO named executive officers is also required. Other disclosure requirements include Total Shareholder Return (“TSR”) for both the Company and a Company defined peer group, Net Income and if applicable a Company selected financial performance measure which is most closely linked to compensation actually paid. The Company has identified Return on Average Assets (“ROAA”) as the primary financial performance measure tied to executive compensation and as a result has included the Company’s ROAA over the preceding five years in the table below.

					Value of Initial Fixed $100 Investment Based On:
Year	Reported Total Compensation CEO[1]	Total Compensation Actually Paid CEO[1,2]	Average Reported Total Compensation Non-CEO NEOs[3]	Average Total Compensation Actually Paid Non-CEO NEOs[2,3]	Sierra Bancorp TSR	Peer Group TSR[4]	Net Income ('000s)	Return on Average Assets (%)
2024	$1,402,302	$1,769,385	$716,213	$902,032	$121.25	$132.44	$40,560	1.12%
2023	1,516,515	1,586,827	816,346	867,506	90.98	112.03	34,844	0.94%
2022	1,416,620	1,142,299	785,401	623,794	81.64	111.47	33,659	0.97%
2021	1,297,509	1,410,330	801,651	857,294	100.27	126.43	43,012	1.29%
2020	1,735,320	1,818,743	1,053,152	1,097,658	85.30	90.82	35,444	1.22%
1	The Company’s Principal Executive Officer was Kevin McPhaill for each year (2020-2024) included in the table.
2	For each of the Named Executive Officers, for each year reported on, a reconciliation between Compensation Actually Paid and Reported Total Compensation is included following the footnotes to this table.
3	The Average Reported Compensation and Average Compensation Actually Paid for the Non-CEO NEOs consists of compensation to the reported Named Executive Officers, other than the CEO, in the 2021, 2022, 2023, 2024 and 2025 Proxy Statements. 2024 Average Compensation includes compensation of Christopher Treece, Mike Olague, Hugh Boyle and Natalia Coen. 2023, 2022 and 2021 Average Compensation includes compensation of Christopher Treece, Mike Olague, Hugh Boyle and Jennifer Johnson. 2020 Average Compensation includes compensation of Christopher Treece, Mike Olague, Matt Macia and Jennifer Johnson.
4	The Peer Group selected for this TSR disclosure is the S&P U.S. Small Cap Banks Index as disclosed in Part II Item 5 of the Company’s Annual Report on Form 10-K as of December 31, 2024.

The following table provides a reconciliation between Total Reported Compensation and Compensation Actually Paid for the Company’s CEO for 2020 through 2024.

CEO	2024	2023	2022	2021	2020
Reported Total Compensation	$1,402,302	$1,516,515	$1,416,620	$1,297,509	$1,735,320
Reported Equity Compensation (-)	-	(249,933)	(249,998)	(124,990)	(623,630)
Fair Value of Equity Awards Granted During the Year and Outstanding at Year-End (+)	-	298,833	249,060	124,944	797,325
Fair Value of Equity Awards Granted During Prior Years and Outstanding at Year-End (+/-)	191,151	51,116	(216,997)	127,833	(83,168)
Fair Value of Equity Awards Granted During Prior Years and Vested During the Year (+/-)	199,422	(8,810)	(37,873)	1,333	8,200
Reported Changes in Pension Value (-)	(48,165)	(44,219)	(40,561)	(37,141)	(32,161)
Service Cost for Pension Plan (+)	24,675	23,325	22,048	20,842	16,856
Compensation Actually Paid	1,769,385	1,586,827	1,142,299	1,410,330	1,818,743

The following table provides a reconciliation between Total Reported Compensation and Compensation Actually Paid for the Average Non-CEO NEO for 2020 through 2024.

Non-CEO NEOs	2024	2023	2022	2021	2020
Reported Total Compensation	$716,213	$816,346	$785,401	$801,651	$1,053,152
Reported Equity Compensation (-)	-	(149,937)	(149,965)	(174,960)	(459,087)
Fair Value of Equity Awards Granted During the Year and Outstanding at Year-End (+)	-	179,273	149,402	182,244	531,550
Fair Value of Equity Awards Granted During Prior Years and Outstanding at Year-End (+/-)	128,967	28,113	(135,239)	47,691	(36,157)
Fair Value of Equity Awards Granted During Prior Years and Vested During the Year (+/-)	56,852	(6,288)	(25,805)	667	8,200
Reported Changes in Pension Value (-)	-	-	-	-	-
Service Cost for Pension Plan (+)	-	-	-	-	-
Compensation Actually Paid	902,032	867,506	623,794	857,294	1,097,658

The most important metrics impacting 2024 Compensation Actually Paid to the Company’s Named Executive Officers is detailed in the following table.

Most Important Financial and Non-Financial Measures Impacting Executive Compensation Actually Paid in 2024
Net Income
Return on Average Assets
Return on Average Equity

In accordance with SEC rules, the Company is providing the following descriptions of the relationships between the various information included in the Pay versus Performance table included above over the five-year time horizon. Specifically, the following discussion describes the relationship between (i) The Company’s TSR and the Peer Group TSR, (ii), PEO and Other NEOs’ CAP and the Company’s TSR, (iii) PEO and Other NEOs’ CAP and the Company’s Net Income and (iv) PEO and Other NEOs’ CAP and the Company’s ROAA.

The following graph illustrates the level the Total Shareholder return of a $100 investment made in both the Company’s stock and in a proportionately allocated investment in the common stock of the peer group over the five-year time horizon. Additionally, the graph includes the CAP of both the Company’s CEO and the average of the non-CEO NEOs over the five-year time horizon.

The Company’s TSR compared to the Peer Group TSR. Assuming the theoretical investment of $100 in the Company’s common stock versus a proportionately allocated investment in the common stock of the Peer Group on December 31, 2019, the TSR of the Company’s Common Stock underperformed the TSR of the peer group over the five-year time horizon ending December 31, 2024. Management speculates that the underperformance of the Company’s TSR compared to the Peer Group TSR is a result of volatility in loan growth.

The PEO and Other NEO’s Compensation Actually Paid to Company’s TSR. Reported, performance-based compensation for the Company’s Named Executive Officers includes compensation under the Company’s Cash Incentive Plan and both Time Based and Performance Based Restricted Stock. While there is no direct link between cash awards made under the Cash Incentive Plan or Restricted Stock awards made by the Company and TSR, financial performance impacts the size of these awards and also impacts TSR. Financial performance likewise impacts the amount of Performance Based restricted stock that ultimately vests. Due to the Company’s equity-based compensation of its executive officers, each Named Executive Officer has a substantial amount of unvested restricted stock outstanding at any point in time. In 2020 the Company transitioned from the use of stock-options as its primary equity-based compensation vehicle to restricted stock. Each of the NEOs, with the exception of Mr. Boyle and Ms. Coen, also had unexercised stock options outstanding as of December 31, 2024, as a result of option awards made in 2020 and earlier. Due to significant amounts of outstanding restricted stock and unexercised stock options CAP to each of the NEOs is impacted directly by the changes in fair value of the Company’s common stock.

In 2020, CAP to both the Company’s CEO and Other NEOs reflected a shift in the Company’s approach to equity-based compensation, with a transition from stock options to restricted stock as its primary equity-based compensation vehicle. Upon this transition in 2020, the Company made significant initial grants of restricted stock to the Named Executive Officers at that time for retention and to better align executive interests with those of shareholders. These initial restricted stock grants were made to each of the named executive officers in August 2020 in an amount approximately equal to one year of base compensation with a 5-year vesting period. A similar award was made to Mr. Boyle in March 2021 and to Ms. Coen in 2023. The decline in CAP in 2021 to both the CEO and other NEOs, despite positive TSR was largely a result of smaller restricted stock awards made in 2021 relative to 2020, although the significant award made to Mr. Boyle in March 2021 following his hiring in December 2020 did impact the average CAP to Non-CEO NEOs in 2021. The decline in CAP in 2022 to both the CEO and other NEOs was primarily a result of the decline in the value of the Company’s common stock as reflected in the TSR. Similarly, the increase in CAP in 2023 is primarily a reflection of an increase in the Company’s stock price during 2023. The increase in CAP in 2024 is primarily a reflection of a significant increase in the Company’s stock price during 2024, despite the fact that no stock compensation awards were made in 2024 due to a shift in the timing of the grant of these awards, as described in the Compensation Discussion and Analysis.

The following graph illustrates the level of the Company’s net income over the five-year time horizon in comparison to the CAP of both the Company’s CEO and the average of the non-CEO NEOs.

PEO and Other NEOs’ CAP and the Company’s Net Income. As noted above, CAP of the Company’s NEOs is influenced by the valuation of the Company’s common stock, as a result of each Named Executive Officer having a substantial amount of unvested restricted stock outstanding in addition to unexercised stock options at any point in time. Additionally, the Company has three established mechanisms for compensating executives based on the Company’s financial performance: (i) the cash incentive plan (ii) the size of time and performance-based restricted stock grants and (iii) the financial performance criteria which determine at what level performance-based restricted stock ultimately vests. The Company’s bonuses paid in March 2025 tied to the 2024 Cash Incentive Plan were tied to established goals for Net Income (80% weighting) and individual performance (20%). Historically, there has been a strong weighting assigned to the achievement of targeted net income in the payment of bonuses under the cash incentive plan for any given year. Vesting in shares of performance-based restricted stock varies with each different award but the performance criteria for all awards made prior to December 31, 2024, has been based on the Company’s Return on Average Equity relative to peer levels, which is heavily influenced by net income.

The decline in CAP in 2021 to the CEO and to other NEOs, relative to 2020, despite record earnings in 2021, was a result of a decline in the size of the restricted stock grants made in 2021, relative to 2020 as outlined earlier. The decline in CAP in 2022 to both the CEO and the other NEOs was primarily a result of a decline in the value of the Company’s common stock as reflected in the TSR for 2022, this decline in the TSR during 2022 was impacted by broad economic conditions but may have also been influenced by a decline in the Company’s earnings, primarily as result of charge-offs and requisite provision expense resulting from the deterioration of a single loan relationship. CAP increased in 2023, despite a relatively consistent level of net income, this increase was primarily attributable to an improvement in the Company’s stock price. CAP to the CEO and other NEOs increased in 2024, this was primarily a result of an increase in the Company’s stock price, driven by improved investor sentiment towards the Banking industry and likely also influenced by the Company’s strong 2024 earnings.

The following graph illustrates the level of the Company’s ROAA over the five-year time horizon in comparison to the CAP of both the Company’s CEO and the average of the non-CEO NEOs.

PEO and Other NEOs’ CAP and the Company’s ROAA. As noted above the fluctuations in the CAP between 2020 and 2024 are largely a result of the valuation of the Company’s common stock as reflected in the TSR, with the decline in 2021 and 2022 reflecting the significant grant of restricted stock in August 2020 as well as the decline in Bank stock valuations in 2022. However, Management does see a relationship between stock performance and financial performance as reflected in ROAA and maintains that as a result a relationship, albeit indirect, exists between ROAA and CAP.

During 2021 the Company earnings benefited from an increased level of deposits, bolstered by the liquidity experienced by many financial institutions following the onset of the COVID-19 pandemic. Additionally, a significant decline in loan balances occurred in 2021, as the Company took action to reduce exposure in commercial real estate, this reduction in total loans resulted in reserve releases that bolstered earnings. Despite improving financial performance as reflected in growth in 2021 ROAA, CAP declined in 2021 primarily as a result of the significant restricted stock grants made in 2020. While the Company’s strong 2021 financial performance reflected in ROAA likely contributed to the 2021 appreciation in the Company’s stock price, this appreciation was not enough to bring 2021 CAP up to 2020 levels, again due to the significant restricted stock awards made in 2020. The decline in CAP in 2022 reflects the deterioration in the value of the Company’s stock, which was likely the result of various investor concerns, including; the prospect of reduced future earnings following a series of accelerated Federal Reserve rate hikes in response to historically high inflation levels and the impact of the deterioration of a single significant loan relationship on the Company’s asset quality and earnings. As illustrated in the TSR graph above, peer stock prices also deteriorated in 2022 due to broad economic concerns, following the rapid series of Federal Reserve rate hikes in 2022. ROAA declined slightly in 2023, despite growth in net income, as earnings growth was outpaced by growth in average assets. As noted previously, CAP increased in 2023 due to an increase in the Company’s stock price. In 2024 CAP increased again, primarily as a result of the increase in the Company’s stock price, which benefited from a general appreciation in Bank stocks, but which also was likely a result of the Company’s stronger than peer financial performance as reflected in the growth in 2024 ROAA. Improved 2024 ROAA was largely a result of the Company’s balance sheet restructure in early 2024, where a significant balance of low-yielding investment securities was sold and high-cost, shorter-term borrowings were paid off.

Stock Option Grant Timing Policy

As discussed above, the Company has not granted stock options in a number of years.  Accordingly, the Company has not adopted policies and practices on the timing of awards of stock options in relation to the disclosure of material nonpublic information of the Company, as contemplated by Item 402(x) of Regulation S-K.

Insider Trading Policies and Procedures

The Company has adopted an insider trading policy (the “Insider Trading Policy”) that applies to all (i) directors, (ii) executive officers and (iii) employees who are exposed to insider information (together, the “Covered Persons”).  The Insider Trading Policy prohibits the use of material non-public information obtained by Covered Persons through their involvement with the Company when making decisions to purchase, sell, give away, or otherwise trade in the Company’s securities or to provide such information to others outside the organization.  Further, we have established black-out periods to which all Covered Persons are subject, including quarterly black-out periods, which commence 15 calendar days before the end of each quarter and continue until the second trading day following the public release of the Company’s quarterly earnings.  The Company may impose black-out periods from time to time as other types of material non-public information occur when material non-public events or disclosures are pending.  If the Company imposes a special black-out period, the Company will notify Covered Persons accordingly.  A copy of the Company’s Insider Trading Policy was filed as an exhibit to its Annual Report on Form 10-K for 2024, filed with the SEC on March 3, 2025, and amended on March 18, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 24, 2025, except for the persons listed in the table below. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF DIRECTORS.” The following table furnishes information regarding the known holders of more than 5% of the Company’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, New York 10001	1,423,341	[2]	10.29%
Common Stock	Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Building One Austin, Texas 78746	972,978	[3]	7.04%
Common Stock	The Vanguard Group 100 Vanguard Blvd Malven, PA 19355	717,103	[4]	5.19%
1	The denominator used to calculate these percentages is the number of shares issued and outstanding as of March 24, 2025. However, the numerator is the number of shares reported in SEC filings as of December 31, 2024.
2	Represents shares reported on a Schedule 13G as of November 30, 2024, filed with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 1,378,912 of such shares and sole dispositive power with respect to all 1,423,341 shares.
3	Represents shares reported on a Schedule 13F as of December 31, 2024, filed with the SEC by Dimensional Fund Advisors, L.P. (“Dimensional”). Dimensional has sole voting power with respect to 916,251 of such shares and sole dispositive power with respect to all 972,978 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported in the table are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.
4	Represents shares reported on a Schedule 13G as of December 31, 2024, filed with the SEC by The Vanguard Group. The Vanguard Group has sole voting power with respect to 0 shares and shared voting power with respect to 5,699 shares. The Vanguard Group has sole dispositive power with respect to 706,473 shares and shared dispositive power with respect to 10,630 shares.

DELINQUENT SECTION 16(a) REPORTS

There was a single late filing of a report required under Section 16(a) of the Exchange Act by directors, officers, beneficial owners of more than ten percent of Company’s common stock during 2024. On December 14, 2023, 11,700 shares held by Dr. Berra were transferred to family members and due to an inadvertent oversight, the required Form 4 was not filed until February 15, 2024.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2024, and the Bank expects to continue to have such banking transactions in the future. Any and all loans and commitments to lend were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Forvis Mazars, LLP (“Forvis Mazars”) as the independent auditors for the Company for the fiscal year ending December 31, 2025. However, RSM US, LLP (“RSM”) audited the Company’s financial statements for the fiscal year ended December 31, 2024, and for the fiscal year ended December 31, 2023. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Forvis Mazars. It is the intention of the persons named in the Proxy to vote such Proxy “FOR” the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Forvis Mazars but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of RSM are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by RSM, respectively, for the fiscal years ended December 31, 2024, and 2023, were as follows:

	2024	2023
Audit fees	$404,000	$518,000
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$404,000	$518,000

None of the fees paid to RSM during 2024 and 2023 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

Your Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the compensation disclosure rules of the SEC, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation (together with the accompanying narrative disclosure) above. As previously disclosed by the Company, the Board of Directors has determined, and the shareholders have agreed, that it will hold an advisory vote on executive compensation on an annual basis.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, and to express their views on the compensation of our Named Executive Officers as disclosed herein. This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. Furthermore, because this non-binding advisory vote relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of its shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

Your Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the disclosure rules of the SEC.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2026 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 9, 2025, in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2026 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 1, 2026. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 8, 2025	SIERRA BANCORP Kevin J. McPhaill President and Chief Executive Officer

A COPY OF THE COMPANY’S 2024 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING PROVIDED TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO CHRISTOPHER G. TREECE, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 PAGE 1 OF 2 SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000668264_1 R1.0.0.2 SIERRA BANCORP 86 NORTH MAIN STREET PORTERVILLE, CA 93257 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the election of the following nominees. 1. To elect the following five (5) persons listed below as Class II directors to serve until their successors are elected and qualified: Nominees For Against Abstain 1a. Albert L. Berra 1b. Vonn R. Christenson 1c. Ermina Karim 1d. Julie G. Castle 1e. Laurence S. Dutto The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Forvis Mazars, LLP as the Company's independent registered public accounting firm for 2025. 3. To approve, on an advisory and non binding basis, the compensation paid to the Company's Named Executive Officers. NOTE: To transact such other business as may properly come before the Meeting and any and all adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000668264_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com SIERRA BANCORP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2025 The shareholder(s) hereby appoint(s) Morris A. Tharp, James C. Holly, and Kevin McPhaill, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Sierra Bancorp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held in person at Bank of the Sierra’s Sitec Annex building at 61 North 2nd Street, Porterville, California 93257, at 9:00 a.m. on Wednesday, May 21, 2025, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side